BROKERAGE AGREEMENT

This agreement, dated September 1, 2009 is made

BETWEEN: Ecochild Inc. Referred to as: Ecochild
40 Warren Street, 3rd Floor
Charlestown, MA 02129

AND Segomo Limited Referred to as "Segomo Limited"
4200 Waterside Centre
Solihull Parkway
Birmingham B37 7YN
United Kingdom

1. ACCOUNTS & MARKETING AREAS: All Segomo Serviced Food Distributors and Retailers (Europe and East Asia)

2. MINIMUM PAYMENT: A guaranteed minimum **payment of $300.00 a month** is to be made during the first year of this agreement. At the end of said 12 months, broker shall not be paid this minimum payment.

3. COMPENSATION: Ecochild will pay a commission of 5%. All commissions shall be calculated on Gross Invoice Sales, less cash and promotional discounts and shall be payable on or about the 15th of the month following the month invoice payments are received. Marketing support programs such as Free Fills, Demo's, Ads, Trade Shows should not be taken from commission. VCR's (Vendor Credit Recaps) including spoils, damage and reclamation will only be deducted at 5% of the total from commission payments.

4. All copies of customer invoices will be included with commission payment to Segomo Limited.

5. TERM OF AGREEMENT: Either party may terminate this agreement by giving the other party 60 days of payment after termination - from forward planning. Termination notice must be in writing of termination.

If the foregoing meets with your understanding, please signify your agreement and understanding by signing below.

APPROVED AND ACCEPTED: **FAX signed copy or e-mail.**

SEGOMO LIMITED	**ECOCHILD INC**
BY: [signature]	BY: [signature]
PRINT E. Chernoff	PRINT G. Birca
TITLE:	TITLE
DATE: 09/01/2009	DATE September 1, 2009